Equity Transfer Agreement

(English Translation)

This contract was signed by the following parties in March 25, 2011 in Kunming, Yunnan, China.

Party A (Receiving party): L & L Energy, Inc. (“L & L”)

Address: 130 Andover Park East, Suite 200, Seattle, WA 98188, USA

Party A is headquartered in Seattle, WA and is a US NASDAQ publicly listed energy company (symbol- “LLEN”) focusing on coal mining and coal related businesses in China.

Party B (Transfer party):  Hobin, China Citizen, PRC ID number: 530111197605171110

Address:  168 Shiga Township, Guandu District, Kunming, Yunnan Province, China. Hobin is the actual owner of DaPing coal mine located at Pan County, Guizhou Province (“DaPing”), which is registered as a proprietorship under the relevant China laws.

The ownership of DaPing is officially registered und Wang Haishen, an agent of Hobin. Wang Haishen accepts Hobin’s instructions to act as the legal person and responsible for DaPing Mine.

According to:

1.      DaPing coal mine is located in Shinow Village, Ping Guan Town, Pan County, Guizhou Province. (DaPing’s business entity is changing from a proprietorship to a corporation. Prior to DaPing Mine is changing to a corporation format, it is referred to as the “Target Company”). The DaPing mine has a mining area of 0.7768 Square Kilometers with a 150,000 tons/year mining license issued by government. DaPing has tight cash, and wishes to incorporate advanced mining equipment for its mining expansion to the 300,000 ton/year. Thus, DaPing wishes to cooperate with Party A to speed up its coal production to the 300,000 tons/year level. DaPing mine received the Guizhou governmental authority approval to expand coal to the 300,000 ton/year mining capacity. DaPing mining reserve is 14.75 million tons. The quality of the coal is low sulfur, ash, metallurgical (coking) coal.

2.      The Target Company and Party B agree to transfer the business entity from a private proprietor ownership to a corporation; DaPing Coal Mine of Ping Guan Town, Pan County of Guizhou Province (“DaPing Co., Ltd”). Hobin is the 100% equity owner of Party B.

3.      Party B and Target Company will ensure Party A owns 60% (majority) equity of DaPing Co., Ltd., so that Party A will be the majority equity owner of the mine.

Based on equality, mutual benefits, willingness, and friendly relationship, both Parties sign the agreement and agree the following terms, that both parties shall follow:

1)      Shares Transfer & Sale Price

1.1  The Target Company’s net asset value is RMB 186.8 million, Party B agrees to change the mine entity into DaPing Co., Ltd (so can provide shares to be transferred to Party A), then transfers 60% equity shares of DaPing Co., Ltd to Party A. The transfer price is RMB 112.08 million.

1.2  After equity shares being transferred, DaPing Co., Ltd equity ownership will be: Party A owns 60%, and Party B owns 40%.

2)      Stock Transfer Method & Payment Period

2.1  Both Parties and Target Company agree that Party A will make installment payments for the 60% equity of DaPing Co., Ltd (RMB 112.08 million) pay to Party B, in a mutually agreed “designated Bank Account”.

2.2 If the following terms are satisfied, then Party A will pay in cash via installments to the designated Bank Account.

2.2.1 Within 30 days after signing this agreement, Party A will pay an initial installment of RMB 10 million after Party B meets the requirement, provided that Target Company and Party B assist Party A to receive the related certification of this (60%) equity transfer agreement from Department of Land and Resources of Guizhou with governmental written documents.

2.2.2   After meeting the following five (5) requirements, Party A will pay initial 30% of the total transfer price (i.e. RMB 33.624 million) to the Designated Bank Account within 3 months after the first 30 days of signing this agreement. This includes that Party A, after meeting the following five (5) requirements, will pay RMB 10 million (the second 10 Million RMB) within 60 days after the signing of this agreement, and pay the remaining balance of RMB 23.624 within 90 days.

After paying the initial 30% of the total transfer price by Party B, Party B will provide its mining license which allows DaPing to produce the 150,000 ton/year of coal to Party A, as Party A’s collateral.

(1)   Party A and the Target Company have already received a certified document from government, as mentioned Section 2.2.1.

(2)   The company type is transferred from a proprietor ownership to a corporate type (i.e. DaPing Co Ltd) with the received related legal license and valid operational certificate.

(3)   Within 10 days after signing the agreement, Party A will assign its financial and operational personnel into Party B site, to audit and control Da Ping’s operations. Both Parties will cooperate to ensure this objective is met.

(4)   Target Company will ensure the existing mining operation is maintained, its legal obligations on mining operation, nor violate any mining rules to ensure the mining license is not lost, nor any litigation/disputes started.

(5)   Target Company, without the written consent of Party A, can not rent, lease, mortgage, nor transfer any asset/ mining license of DaPing Co Ltd.

2.2.3 After the completion of all the steps mentioned in the above Section 2.2.2, Target Company and Party B will complete the current drilling work (for expansion to the 300,000 ton/year mining capacity) and to complete the re-verification the newly started DaPing coal reserve project. The remaining balance is RMB 68.456 million (i.e. total RMB112.08 million deducts payments of RMB 43.624 million). After satisfying all of the following three (3) requirements, Party A will pay off this RMB 68.456 million.

(1) DaPing Co., Ltd receives the 300,000 tons/ year coal permission from government.

(2) Party A and Party B’s equity transfer transaction has completed government recording, and all DaPing Co Ltd’s ming license is registered at government.

(3) Party A will have 60% ownership recorded in the shareholder list of the DaPing Co., Ltd. While Party B should submit to Party A the DaPing Co., Ltd shareholder’s list, operational documents, company chops, operating license, charter, and accounting records, etc.

2.2.4  Before 8/31/2011, if DaPing Co., Ltd. fails to receive governmental final approval of the 300,000 ton/year mining license (as mentioned at Section 2.2.3 (1)), and meet the above requirements (2.2.3(2) (3)) of the agreements), but DaPing Co. Ltd has received governmental acceptance for its official application for the 300,000 ton coal expansion, Party A agrees to pay the 80% of the total purchase price (i.e. additional RMB 46.04 million needed to pay) to the designated bank account ( that is 80% total RMB112.08 million deducts the paid RMB 43.624 million). The remaining equity purchase price will be paid in full to Party B, only after it receives the 300,000 tons/ mining license and satisfies all the above requirements.

3)      Equity Transfer Procedures on Target Company’s changing its format to DaPing Co., Ltd.

3.1 Party B shall be responsible for the application fees and change of Target Company business format (from a proprietorship) to DaPing Co, Ltd (a corporation).

3.2 Party B should be responsible for all the liabilities of DaPing Mine incurred prior to this equity transfer agreement.

3.3 All taxes and regulation fees relate to this Equity Transfer Agreement, is the responsibility of both the 60% owner and the 40% equity owner(s). However, all taxes incurred after the DaPing Co Ltd is formulated, will be the responsibility of DaPing Co Ltd.

3.4  Party A is a US company. After the equity transfer agreement is executed, DaPing Co., Ltd will be a Sino-foreign company (in accordance with the China laws). The new Sino-Foreign company’s legal representative will be assigned by Dickson V. Lee. The DaPing Co Ltd’s organizational structure and management will be discussed later by both Party A and Party B.

3.5 Target Company, Party A and Party B should complete all governmental registration for the equity transfer agreement.

4)  Target Company and Party B's representations, warranties and commitments

4.1 Before signing of the agreement, Target Company and Party B should be responsible for all its liabilities, disputes, without involving the other party. Thus, when DaPing Co., Ltd’s is established, there should be no disputes over DaPing’s mining rights and mine assets, ownership nor is there any issues which may lead to litigation or potential disputes.

4.2 Target Company, without the written consent of Party A, may not rent, contract, transfer or enter into another agreement of DaPing mine.

4.3 Before signing the agreement, there should be no existing disputes/problems which may lead to litigation or the potential loss of DaPing’s mining licenses.

4.4 Target Company will comply with all relevant laws and regulations on labor safety, land reclamation, and environmental protection.

4.5 Target Company and Party B promise to change the existing proprietorship business format to a corporation format (i.e. DaPing Co., Ltd). Party B is the sole owner of the DaPing Mine, having fully control, authority, and mining rights, would transfer 60% of equity to Party A.

4.6 Target Company and Party B’s commitment, Party B’s transfer its 60% of mining equity ownership to Party A, the ownership is without any collateral or restriction from any third party.

5.) Party A’s representations, warranties and commitments

5.1 If Target Company and Party B follows all the above terms of the agreement, Party A will ensure its payments of the equity transfer price timely.

5.2 Based on the mining expansion needs, Party A will bring in necessary U.S. mining equipments and technology to improve efficiency and mining safety.

5.3 Party A will assist Party B  to carry out the equity transfer agreement and related registration procedures, and ensure this new Sino-Foreign Company can be quickly established to expand the mining business.

6.) Agreement and related issues:

6.1  Future construction/expansion plans of the Target Company following related laws in China, will be initiated by Party B in writing and submitted to Party A for approval. If Party A agree plans in writing, both parties shall contribute cash for such plans according to the new equity ownership ratios.

6.2  After Party A pays RMB10 million (the second payment) to Party B, Party B agrees to invest RMB 4 million to DaPing Co., Ltd, as its portion of working capital. To promote the business development and mine construction of DaPing Co Ltd, Party A also agrees to invest additional RMB 6 million as the working capital for DaPing Co., Ltd (total working capital of DaPing Co Ltd will be RMB 10 million).

7.) Default and Legal Responsibility

7.1  If an inevitable event caused the Target Company fail to change the existing proprietorship to a corporation, or to complete the share equity transfer, both parties would cooperate to find an alternative way to solve such problems.

7.2  Any party violates the terms of this agreement, shall pay damages to the other party.

7.3  If the terms/conditions indicated in this agreements cannot be realized, Party A has the right not to make payment to the equity transfer agreement. Refuse to pay in this case, will not be considered as a default.

8) Others

8.1  Any not discussed issues should be discussed based on mutual benefits. Any dispute can not be negotiated/solved shall be mediated by a third Party. Further unsolved issues should be solved in the court.

8.2  Four official copies of the equity transfer agreement should be prepared with same legal effect. Two copies are for each of the two Parties.

8.3 The agreement be signed by the legal representative or authorized representative of both Party A, and Party B. This agreement becomes effective on March 15, 2011.

Party A: L & L Energy, Inc

/S/ Dickson V. Lee, Legal representative

Address: 130 Andover Park East, Suite 200, Seattle, WA 98188, USA

Party B:

/s/ Hobin

Address:  168 Shiga Township, Guandu District, Kunming, Yunnan Province, China.

Target Company; DaPing Mine of Pan County (with Mine’s official chop)

/S/Wang Haishen, Registered Owner

/S/ Hobin, Actual Owner

Witness:

/S/ Lee Hongyu,

/S/ Norman Lee

Date:    March 25, 2011

At Yi Gao Cyber Centre (building), Beijing Road, Kunming, China,